Exhibit 10.17(c)

AMENDMENT NO. 2 TO CREDIT AGREEMENT dated as of December 15, 2003 among GREATER BAY BANCORP, a California corporation (the “Borrower”), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as agent (the “Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

(1) The Borrower, the Lenders and the Agent have entered into a Credit Agreement dated as of December 16, 2002, as amended by an Amendment No. 1 dated as of March 3, 2003 (the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(2) The Borrower and the Lenders have agreed to amend the Credit Agreement as hereinafter set forth.

SECTION 1. Amendments to Credit Agreement. The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2, hereby amended as follows:

(a) Section 1.01 (Definitions) is amended by amending the definition of “Allowance for Loan and Lease Losses” in its entirety to read as follows:

“‘Allowance for Loan and Lease Losses’ means, at any time, the amount set forth in the most recent Form 10Q or 10K filed by the Borrower with the Securities and Exchange Commission (or any successor report).”

(b) Section 1.01 (Definitions) is amended by amending the definition of “Loan Documents” to read as follows:

“‘Loan Documents’ means this Agreement and the Notes.”

(c) Section 1.01 (Definitions) is amended by amending the definition of “Termination Date” by substituting for the date “December 15, 2003”, the date of “December 13, 2004”.

(d) Section 1.01 (Definitions) is further amended by deleting each of the following definitions in their entirety:

“Approved Marketable Securities”

“Collateral Subsidiary Bank”

“Cure Agreement”

“Pledge Agreement”

“Pledged Shares”

“Secured Parties”

“Security Agreement”

(e) Section 2.03(a) (Commitment Fee) is amended by substituting for the date “March 31, 2003” the date of “March 31, 2004”.

(f) Section 2.04 (Termination, Reduction or Increase of the Commitments) is amended by amending sub-lause (b) in its entirety to read as follows:

“(b) Prior to March 31, 2004, the Borrower shall have the right, from time to time, to increase the aggregate Commitments hereunder in an amount not less that $10,000,000 by an increase in one or more Lender’s Commitments or by the addition of one or more banks or other lending institutions as Lenders (the “Commitment Increase”); provided, that at no time shall the aggregate amount of Commitments exceed $100,000,000.”

(g) Section 3.02 (Conditions Precedent to Each Borrowing) is amended by deleting sub-clause (c) in its entirety.

(h) Section 4.01(Representations and Warranties) is amended by amending sub-clause (h)(ii) in its entirety to read as follows:

“(ii) purports to effect the legality, validity or enforceability of this Agreement, any Note or the consummation of the transactions contemplated hereby.”

(i) Section 5.01(h) (Additional Collateral) is amended by deleting it in its entirety.

(j) Section 5.01(i) (Pledge of Approved Marketable Securities) is amended by deleting it in its entirety.

(k) Section 5.02 (Negative Covenants) is amended by deleting sub-clauses (a)(ii), (a)(v) and (a)(vi) in their entirety.

(l) Section 5.02 (Negative Covenants) is amended by amending sub-clause (b) in its entirety to read as follows:

“(b) Mergers. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Borrower may merge or consolidate with or into any other Subsidiary of the Borrower, (ii) any Subsidiary of the Borrower may merge or consolidate with or into any other entity if such transaction involves an Investment permitted under Section 5.02(d), and (iii) any Subsidiary of the Borrower may merge into the Borrower, provided, in each case, that no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.”

(m) Section 5.02 (Negative Covenants) is amended by inserting, in sub-clause (e), after sub-paragraph (vi), a new sub-paragraph (vii) to read as follows:

“(vii) any guaranty of any Debt, up to a maximum of $5,000,000 in the aggregate.”

(n) Section 5.02 (Negative Covenants) is amended by deleting sub-clause (f) in its entirety.

(o) Section 5.02 (Negative Covenants) is amended by deleting in sub-clause (j) in its entirety to read as follows:

“(j) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than (i) the provision set forth in Section 4.2(b) of the US Bank Credit Agreement (ii) the arrangements listed on Schedule 5.02(e) hereto, and (iii) any Lien or Debt arrangement permitted under Section 5.02(a) and 5.02(e) hereto.

(p) Section 5.03(b)(ii) (Non-Performing Assets) is amended by substituting for the figure “13.0” the figure “15.0”.

(q) Section 5.03 (Financial Covenants) is amended by amending sub-clause (c) in its entirety to read as follows:

“(c) The Borrower will maintain a minimum ratio, calculated at each quarter end, of the fair market value of unencumbered Marketable Securities then held by the Borrower to the then liability of all outstanding CODES of not less than 30%”

(r) Section 5.03 (Financial Covenants) is amended by deleting sub-clause (d) in its entirety.

(s) Section 5.04 (Reporting Requirements) is amended by deleting sub-clause (e) in its entirety.

(t) Section 6.01 (Events of Default) is amended by deleting sub-clause (l) in its entirety.

(u) Schedule 5.02(a) is deleted in its entirety.

SECTION 2. Termination of Security. The Lenders and the Agent hereby agree that, on the Effective Date (as defined in Section 3), all Liens granted to the Agent for the benefit of the Lenders pursuant to each of the Security Agreement and the Pledge Agreement, respectively, will be released and the Security Agreement and the Pledge Agreement will be of no further force and effect. The Lenders and the Agent agree to take, and authorize the Borrower to take, such actions as may be reasonably required to cause all such Liens to be released as a matter of record.

SECTION 3. Conditions of Effectiveness .This Amendment shall become effective as of the date first above written (the “Effective Date”) when, and only when, each of the following conditions have been satisfied:

(i) The Agent shall have received counterparts of this Amendment executed by the Borrower and all of the Lenders or, as to any of the Lenders, advice satisfactory to the Agent that such Lender has executed this Amendment;

(ii) The Agent shall have received for the ratable account of each Lender, a closing fee of 0.15% of the aggregate Commitments (and upon receipt of such fee from the Borrower, the Agent will distribute the ratable portion of such fee to each Lender no later than the close of business on the second business day after receipt thereof by the Agent);

(iii) The Agent shall have received, for its own account, all fees and other amounts payable to it pursuant to that certain fee letter dated as of December 5, 2003, between the Agent and the Borrower.

(iv) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Amendment and the matters contemplated hereby, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Amendment and the matters contemplated hereby; and

(v) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Amendment and the other documents to be delivered hereunder and thereunder.

(vi) The Agent shall have received evidence satisfactory to it that U.S. Bank National Association has released all liens and security interests granted to it in connection with the U.S. Bank Credit Agreement.

This Amendment is subject to the provisions of Section 8.01 of the Credit Agreement.

SECTION 4. Representations and Warranties of the Borrower The Borrower represents and warrants as follows:

(i) The Borrower and each of its Subsidiaries (i) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary and where failure to be so licensed or qualified would have a materially adverse impact on its business or properties; (ii) is in compliance with the requirements of applicable laws and regulations, except for such noncompliance as would not materially and adversely affect its business or financial condition; and (iii) has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.

(ii) The execution, delivery and performance by the Borrower of this Amendment and the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of the Borrower, or any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except such as have already been obtained, (ii) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or any of its Subsidiaries or of the Articles of Incorporation or Articles of Association, as the case may be, or Bylaws of the Borrower or any of its Subsidiaries, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower or any of its Subsidiaries is a party or by which it or its properties may be bound or affected, or (iv) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or any of its Subsidiaries. The Borrower is not in violation of any such indenture or loan or credit agreement or any other material agreement, lease or instrument the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

(iii) After giving effect to this Amendment, no Liens will exist over any capital stock of the Borrower or any of its Subsidiaries.

(iv) This Amendment, the Credit Agreement, as amended hereby, and the other Loan Documents constitute, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors’ rights generally, and general principles of equity.

SECTION 5. Reference to and Effect on the Credit Agreement and the Loan Documents. (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b) The Credit Agreement, as specifically amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

SECTION 6. Costs, Expenses. The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of Section 8.04 of the Credit Agreement.

SECTION 7. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 8. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GREATER BAY BANCORP

By:	/s/ Kamran Husain
Title: Chief Executive Officer

By:	/s/ Steven C. Smith

Title: Executive Vice President—Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and as Lender

By:	/s/ AzimRajan

Title: Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Jon Beggs

Title: Vice President

HARRIS TRUST AND SAVINGS BANK

By:	/s/ Timothy G. Broccolo

Title: Managing Director